Exhibit 99.1

Date	January 13, 2021

Contacts	Investors: Ed Yuen, ir@eose.com Media: James McCusker, media@eose.com

Pages	2

Eos Energy Enterprises Begins 2021 Propelled by Strong Demand for Energy Storage building a $16MM Orders Backlog

EDISON, N.J.— Eos Energy Enterprises, Inc. (NASDAQ: EOSE) (“Eos”), a leading provider of safe, scalable, efficient, and sustainable zinc-based energy storage systems, today announced strong sales momentum over the past 90 days towards meeting its 2021 growth objectives.

As of December 31, 2020, Eos logged $16 million of booked orders. Additionally, the company secured firm commitments supported by customer technical sections and letters of intent for an additional $550 million with expected delivery over the next three years. Eos entered binding agreements with a variety of top energy companies, including utilities and microgrid developers, to provide long-duration energy storage for multiple customer use cases. Nearly 20% of these agreements are for extended partnerships, with the longest spanning up to 20 years.

“The market’s response to our technology has been astounding,” said Joe Mastrangelo, CEO of Eos. “We have shown that the safety, reliability and sustainability of our product is resonating with customers across multiple market segments and use cases. The opportunity we have in front of us is extremely promising.”

The Eos Znyth® technology can be used for front-of-meter grid installations and behind-the-meter industrial applications, among other use cases. Over the summer, an Eos installation proved its effectiveness in extreme conditions when called upon to address grid stabilization issues during California’s rolling blackouts. Earlier this month, Eos announced that it secured its largest customer order in company history, $20 million, to supply EnerSmart with at least 90MWh of energy storage over the next two years beginning with a project site in El Cajon, CA.

In addition to multiple locations across the U.S., Eos is installing systems at project sites around the world, including Greece in collaboration with Motor Oil and Nigeria with Nayo Tropical Technology Ltd.

“Eos continues to make strong progress in 2021 and remains focused on growing pipeline, scaling manufacturing and building project execution capabilities to make Eos a global leader in long-duration storage. We believe our product — invented, designed, tested and manufactured in the U.S. — is positively ingenious in its technology, dedicated to delivering more and using less. We look forward to telling our unique story of American ingenuity helping to solve the world’s energy storage challenges and creating a more positive future for us all.” Mastrangelo said.

About Eos

Eos Energy Enterprises, Inc. is accelerating the shift to clean energy with positively ingenious solutions that transform how the world stores power. Our breakthrough Znyth® aqueous zinc battery was designed to overcome the limitations of conventional lithium-ion technology. Safe, scalable, efficient, sustainable — and manufactured in the U.S. — it’s the core of our innovative systems that today provide utility, industrial, and commercial customers with a proven, reliable energy storage alternative. Eos was founded in 2008 and is headquartered in Edison, New Jersey. For more information about Eos (NASDAQ: EOSE), visit eose.com.

Forward-Looking Statements

This press release includes certain statements that may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements may include, for example, statements about: the future financial performance of Eos; Eos’s plans for expansion and acquisitions; and changes in Eos’s strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management. These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the parties’ views as of any subsequent date, and Eos does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against Eos; (2) the ability to maintain the listing of Eos’s shares of common stock on NASDAQ; (3) the ability of Eos’s business to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (4) changes in applicable laws or regulations; (5) the possibility that Eos may be adversely affected by other economic, business, and/or competitive factors; and (6) other risks and uncertainties indicated from time to time in the Prospectus included as part of the Registration Statement on Form S-1/A filed by Eos with the Securities and Exchange Commission (“SEC”) on January 13, 2021, Registration No.333-251243, including those under the heading “Risk Factors” therein, and other factors identified in Eos’s prior and future SEC filings with the SEC, available at www.sec.gov.

2	January 13, 2021